EXHIBIT 4.1

WARRANT FOR SHARES OF COMMON STOCK

No. 1	May 2, 2020 (the “Effective Date”)

For value received, the receipt and sufficiency of which are hereby acknowledged, this Warrant for Shares of Common Stock (this “Warrant”) is issued to THE KIDZ CLUB-ST. PETE, LLC, a Kentucky limited liability company (the “Holder”), by ASSISTED 4 LIVING, INC., a Nevada corporation (the “Company”) pursuant to that certain Asset Purchase Agreement dated September 27, 2019 between Holder, KY PPEC, INC., a Kentucky corporation (“Parent”), THE HIRSCH FAMILY TRUST U/A/D OCTOBER 21, 2005 (“Member”), Lee Zimmerman (“Zimmerman”), Richard White (“White”), and Banyan Pediatric Care Centers, Inc., as amended effective as of April 17, 2020 (the “Purchase Agreement”). Capitalized terms used in this Warrant and not defined in this Warrant shall have the meanings ascribed to them in the Purchase Agreement.

1. Purchase of Shares.

(a) Exercise of Warrant. Subject to the terms and conditions set forth herein, the Holder shall be entitled, upon surrender of this Warrant, to receivean aggregate of seventy five thousand (75,000) shares of duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock, par value $0.0001 per share, which has voting rights (the “Shares”). The term “Warrant” as used herein shall be deemed to include any warrants issued upon transfer or partial exercise of this Warrant or in substitution of this Warrant, unless the context clearly requires otherwise.

(b) Exercise Price. In respect of any exercise, in whole or in part, of the Warrant pursuant to Section 1(a) above, the exercise price per Share shall be $0.38 (the “Exercise Price”).

(c) Vesting and Exercisability. This Warrant shall be fully vested and exercisable as of the Effective Date.

2. Exercise Period. Warrants granted herein shall be exercisable, in whole or in part, at any time and from time to time, during the period commencing upon the date first written above and ending on the earliest of: (a) 5:00 p.m., Eastern Time on the date which is the tenth anniversary of the date hereof; (b) immediately prior to the closing of the first firm-commitment underwritten public offering of securities of the Company (an “Initial Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or (c) a Change of Control (as defined below).

3. Method of Exercise.

(a) The Holder may exercise this Warrant, in whole or in part, by the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise annexed hereto as Exhibit A (the “Notice of Exercise”), to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing). In addition, at the time of exercise, the Holder shall deliver to the Company the payment to the Company in cash or cash equivalents of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate. As used in this Warrant, “person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau or instrumentality or any other entity.

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(c) As soon as reasonably practicable after the exercise of this Warrant, in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as the Holder may direct:

(i) a certificate or certificates (with appropriate restrictive legends) for the number of Shares to which the Holder shall be entitled, in such denominations as may be requested by the Holder; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above.

(d) No fractional Shares will be issued in connection with any exercise of this Warrant; in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share by delivering payment equal to the appropriate portion of the then effective Exercise Price.

4. Change of Control. “Change of Control” means the consummation of: (a) a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole (except where such sale, transfer, license or other disposition is to a wholly-owned subsidiary of the Company); (b) the merger or consolidation of the Company with or into another entity, except any merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the Company or the surviving or acquiring entity, (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity); (c) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to an entity person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such consummation, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company’s securities (or the surviving or acquiring entity, or the parent entity of such surviving or acquiring entity); or (d) a liquidation, voluntary or involuntary dissolution or winding up of the Company.

5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified and is authorized to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Warrant by the Company, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares issuable hereunder has been taken, and this Warrant constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

(c) Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current certificate of incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d) Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof. Based in part upon the representations and warranties of the Holder set forth in this Warrant, the offer, sale and issuance of this Warrant, and the issuance of Shares upon exercise of this Warrant, are and will be exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

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6. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization. The Holder has full power and authority to enter into this Warrant, and this Warrant constitutes a valid and legally binding obligation of the Holder, enforceable in accordance with its terms.

(b) Restricted Securities. The Holder understands that the securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration only in certain limited circumstances.

(c) Legends. It is understood that the Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

7. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions and Combinations. If the Company shall at any time after the issuance of this Warrant subdivide its common stock (the “Common Stock” or “Existing Stock”) by split-up or otherwise, or combine its Existing Stock, the number of Shares issuable upon the exercise of this Warrant shall be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. The Exercise Price in effect prior to such subdivision or combination shall forthwith be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Reclassification, Reorganization and Consolidation. In the event of (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the assets of the Company, in each case of (i) through (iii) above which does not constitute a Change of Control (a “Corporate Transaction”), then, and in each such event, the Company or such successor or purchasing corporation (the “Successor Company”), as the case may be, shall execute a new Warrant of like form, tenor and effect and which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Existing Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such Corporate Transaction by a holder of one share of Existing Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such Corporate Transaction. Such new Warrant shall be as nearly equivalent in all substantive respects as practicable to this Warrant and the adjustments provided in this Section 7. The provisions of this Section 7(b) shall apply similarly to successive Corporate Transactions involving any Successor Company while this Warrant remains outstanding. In the event of a Corporate Transaction in which consideration payable to holders of Existing Stock is payable solely in cash, then the Holder shall be entitled to receive in exchange for this Warrant cash in an amount equal to the amount the Holder would have received had the Holder exercised this Warrant immediately prior to such Corporate Transaction, less the aggregate Exercise Price for this Warrant then in effect. In case of any Corporate Transaction described in the immediately preceding sentence of this Section 7(b), the Company or any Successor Company, as the case may be, shall make available any funds necessary to pay to the Holder the amount to which the Holder is entitled as described above in the same manner and at the same time as holders of Existing Stock would be entitled to such funds.

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(c) Adjustments for Dividends in Stock or other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and less than fully exercised Holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all such other additional stock during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7(c).

(d) Adjustments. The adjustments required by the preceding subsections of this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur.

(e) Report as to Adjustments. In the case of any adjustment in the number of Shares purchasable upon exercise of this Warrant or the Exercise Price, the Company, at its sole expense, shall promptly (i) compute such adjustment in accordance with the terms of this Warrant; (ii) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based, including, without limitation, (A) the event or events giving rise to such adjustment, (B) the number of shares of Common Stock outstanding or deemed to be outstanding prior and subsequent to any such transaction, and (C) the number of Shares purchasable upon exercise of this Warrant and the Exercise Price in effect immediately prior to such event or events and as adjusted; (iii) mail a copy of each such report to the Holder; and (iv) keep copies of all such reports available at the principal office of the Company for inspection during normal business hours by the Holder or any prospective purchaser of this Warrant designated by the Holder.

(f) Good Faith. The Company shall not take any action, by amendment of its articles of incorporation or other organizational documents or through any sale or other issuance of securities, capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of assets, dissolution, liquidation, winding-up, any similar transaction or any other voluntary action, solely to avoid or solely to seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all terms hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder in a manner that is consistent with the Company’s obligations hereunder. Without limiting the generality of the foregoing, the Company (i) will not permit the par value of any shares of Common Stock receivable upon the exercise of this Warrant to exceed the Exercise Price and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant by the Holder. Without limiting the generality of the foregoing, before taking any action that would cause a reduction of the Exercise Price pursuant to Section 7 hereof below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action (including, without limitation, a reduction in par value) which shall be necessary to validly and legally issue fully paid and nonassessable shares of Common Stock, as the case may be, at the Exercise Price as so reduced.

(g) Notice of Corporate Action. In the event the Company proposes to: (i) pay, distribute or take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock or any other securities or property (“Distribution”), or (ii) consummate any Initial Public Offering, Corporate Transaction, Change of Control or any similar transaction (collectively, “Corporate Action”), then, at least ten days prior to the earlier of any applicable record date or such event, as the case may be, the Company shall mail to the Holder a notice specifying: (A) the date or expected date on which any such Distribution is to be made or record is to be taken and the amount and character of any such Distribution, (B) the date or expected date on which any such Corporate Action is to take effect and any record date therefor, (C) the time as of which any holders of record of shares of Common Stock and/or any other class of securities shall be entitled to exchange their shares of Common Stock and/or other securities for the securities or other property deliverable upon such Corporate Transaction or Change of Control and a description in reasonable detail of such transaction, and (D) in each case, the expected effect on the number of Shares purchasable upon exercise of this Warrant and the Exercise Price of each such transaction or event. The Company shall update any such notice to reflect any change in the foregoing information.

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8. Intentionally Left Blank.

9. Transferability of Warrant. This Warrant is transferable on the books of the Company at its principal office by the registered the Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to the Holder a new Warrant or Warrants with respect to the Warrants not so transferred, at the Holder’s cost and expense. Notwithstanding the foregoing, the Holder shall not be entitled to transfer a number of shares or an interest in this Warrant representing less than twenty-five percent (25%) of the aggregate Exercise Price initially covered by this Warrant. Any transferee shall be subject to the same terms, conditions and restrictions with respect to their Warrant as the Seller with respect to this Warrant.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

11. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

12. Headings. Headings of the Sections of this Warrant are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

Failure to conform to the requirements of this Section 13 shall not defeat the effectiveness of notice actually received by the addressee.

If to Holder:	KY PPEC, Inc. 1101 Herr Lane Louisville, Kentucky 40222 Attention: Lee Zimmerman, President E-mail: lee@thekidzclub.com
with a copy to:	Dinsmore & Shohl LLP 101 South Fifth Street, Suite 2500 Louisville, Kentucky 40202 Attention: Wayne F. Wilson, Esq. E-mail: wayne.wilson@dinsmore.com
If to Company:	Assisted 4 Living, Inc. 5973 Cattleman Lane Sarasota, Florida 34232 Attention: Janet Huffman, CFO E-mail: JHuffman@banyanpcc.com
with a copy to:	Bahnsen Legal Group, PLLC 131 NE 1st Avenue, Suite 100 Boca Raton, Florida 33432 Attention: Jeffery Bahnsen, Esq. E-mail: Jeff@Bahnsenlaw.com

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14. Entire Agreement; Amendments and Waivers. This Warrant constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed by both the Holder and the Company.

15. Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Warrant in any other jurisdiction. If any provision of this Warrant is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16. Reservation of Shares. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such Shares may be validly issued as provided herein without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which the Shares may be listed.

17. Issue Tax. The issuance of certificates for Shares upon the exercise of this Warrant in accordance with Section 1(a) shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof.

18. Remedies. The parties each stipulate that the remedies at law of the other party in the event of any default or threatened default by a party in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any terms hereof or otherwise. No failure or delay on the part of a party in exercising any right, power or remedy hereunder shall operate as a suspension or waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are in addition to and not exclusive of any other remedies provided at law or in equity.

19. Lost Warrants. Upon receipt of evidence satisfactory to the Company of ownership of, and the loss, theft, destruction or mutilation of, this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

20. No Shareholder Rights Until Exercise. Neither the Holder, any transferee or assignee, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. The Holder shall have all rights of a shareholder with respect to securities acquired upon exercise hereof in accordance with the terms of this Warrant.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the date first set forth above.

ASSISTED 4 LIVING, INC.

By:	/s/ Louis Collier
Louis Collier, Jr., CEO

EXHIBIT A

NOTICE OF EXERCISE

Assisted 4 Living, Inc.

_________________

_________________

Pursuant to the provisions of the Warrant, the undersigned hereby elects to receive ____________ Shares pursuant to the terms of the attached Warrant.

THE KIDZ CLUB-ST. PETE, LLC

Date: _____________________	By:
Name:
Title:

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